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                                                                   EXHIBIT 21.1

                              DAY RUNNER, INC. SUBSIDARIES




           SUBSIDIARIES                                 JURISDICTION


DRI International Holdings, Inc.                          Delaware
DR UK Holdings Limited                                 United Kingdom
Day Runner UK plc                                      United Kingdom
Filofax Group Limited                                  United Kingdom
Filofax Limited                                        United Kingdom
Filofax France s.a.r.l.                                    France
Filofax GmbH                                               Germany
Filofax A/s                                                Denmark
Filofax AB                                                 Sweden
Filofax, Inc.                                            Connecticut
Day Runner Canada Inc.                                     Canada